Exhibit 10.1

VIRACTA THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Viracta Therapeutics, Inc. (the “Company”) and Melody Burcar (“Executive”) is effective as of September 30, 2022 (the “Effective Date”).

1.
Duties and Scope of Employment.
(a)
Positions and Duties. Executive will serve as Vice President, Finance of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Chief Operating Officer & Chief Financial Officer, Chief Executive Officer or the Board of Directors (the “Board”). The period of Executive’s employment from the Effective Date is referred to herein as the “Employment Term.”
(b)
Obligations. During the Employment Term, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and shall devote substantially all of Executive’s business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration which would conflict or interfere with the performance of such services without the prior approval of the COO/CFO, the CEO or the Board.
(c)
At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.
2.
Compensation.
(a)
Base Compensation. During the Employment Term, the Company will pay Executive an annual salary of $290,000, less applicable withholdings, as compensation for Executive’s services (the “Base Salary”), which will be paid periodically in accordance with the Company’s normal payroll practice. Executive’s salary will be subject to review and adjustments may be made in the Company’s sole discretion.
(b)
Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans and programs currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s 401(k) retirement plan, group medical, dental, vision, disability, life insurance, Employee Stock Purchase Plan and flexible-spending account plans, if any, pursuant to the terms and conditions of such plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
(c)
Paid Time Off/Vacation. During the Employment Term, Executive will be entitled to accrue paid time-off/vacation in accordance with the Company’s paid-time off policies. Accrued and unused vacation will carry over from year to year, as required by applicable California law, up to a cap of no more than 30 days
(d)
Target Bonus. Executive will be eligible to receive an annual bonus of up to thirty percent (30%) of the Executive’s Base Salary (the “Target Bonus”), less applicable withholdings, upon achievement of performance objectives to be determined by the Board or an authorized committee thereof (the “Committee”) in its sole discretion. The Target Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines such bonus has been earned, but in no event will any such bonus be paid after March 15 following the calendar year in which such bonus is earned. In order to earn any bonus, Executive must be employed by the Company on the date the bonus is paid. Executive will not be eligible for a bonus if Executive’s employment with the Company terminates prior to the payment date, regardless of whether Executive or the Company initiates the termination, and independent of whether the termination is with or without cause. For 2022, the Target Bonus will be prorated for the portion of the year that the Executive was employed by the Company.
3.
Equity.
(a)
As soon as practicable following the Effective Date and subject to approval by the Compensation Committee of the Board, as a material inducement to your acceptance of employment with the Company, Executive will be granted a stock option to purchase 80,000 shares of the Company’s common stock, with an exercise price per share equal to the per share fair market value of the Company’s common stock on the date of grant (the “Initial Option”). The Initial Option will be granted pursuant to one of the Company’s equity incentive plans (the plan under which your Initial Option is granted is referred to herein as the “Plan”). The Initial Option will vest with respect to twenty-five percent (25%) of the total number of shares of the Company’s common stock subject to the Initial Option on the first anniversary of the Effective Date, and with respect to one-forty-eighth (1/48) of the total number of shares of the Company's common stock subject to the Initial Option on the last day of each one-month period of Executive’s service to the Company thereafter. The Initial Option will be subject to the terms and conditions of the Plan and any form of stock option agreement issued thereunder.
(b)
Executive will be eligible to receive additional awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
4.
Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
5.
Severance Benefits; Change in Control Benefits.
(a)
Non-CIC Qualified Termination. If the Company terminates Executive’s employment with the Company outside of the Change in Control Period (as defined below) other than for Cause (as defined below), death or Disability (as defined in the Company’s 2021 Equity Incentive Plan (the “Plan”)), or Executive resigns from Executive’s employment with the Company for Good Reason (as defined below) (such a termination, a “Qualified Termination”), then, subject to Section 6, Executive will be entitled to the following:
(i)
continued payment of Executive’s annual Base Salary, at the level in effect immediately prior to Executive’s termination date, for a period of six (6) months following the date of the Qualified Termination, with the first payment paid on the first Company payroll date following the effective date of the Release (as defined below) (and to include any amounts that otherwise would have been paid between the termination date and the payment date);
(ii)
reimbursement by the Company for the cost of premiums for Executive and Executive’s covered dependents, if any, for group health insurance continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to of six (6) months following Executive’s termination of employment (the “COBRA Premium Reimbursement”), provided that (x) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (y) such COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Executive a taxable payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the month of the termination date and continue for the period of months indicated in this section;
(b)
CIC Qualified Termination. Upon a Qualified Termination occurring during the period beginning three (3) months prior to a Change in Control (as defined in the Plan) and ending twelve (12) months following a Change in Control (the “Change in Control Period”) Period, then, subject to Section 6, Executive will be entitled to the following:
(i)
a lump sum payment equal to six (6) months of Executive’s annual Base Salary, at the level in effect immediately prior to Executive’s termination date, paid on the first Company payroll date following the effective date of the Release;

(ii)
a lump sum payment equal to fifty percent (50%) of Executive target bonus for the year in such the Qualified Termination occurred, paid on the first Company payroll date following the effective date of the Release;
(iii)
COBRA Premium Reimbursement for up to six (6) months following Executive’s termination of employment, provided that (x) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (y) such COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Executive a taxable payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the month of the termination date and continue for the period of months indicated in this section;
(iv)
one hundred percent (100%) of the unvested portion of any stock options or other equity award held by Executive that remain outstanding as of immediately prior to the date of such Qualified Termination shall immediately vest and become exercisable (but, in no case, will more than 100% of the shares subject to any award vest and become exercisable); provided, however, that any stock options or other equity award held by Executive that, at any time such equity award is outstanding, is subject to performance-based vesting, will vest assuming target performance. For purposes of clarity, any stock options or other equity award held by Executive as of any Qualified Termination not within the Change in Control Period will remain outstanding for three (3) months following such Qualified Termination in order to give effect to this provision.
(c)
Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of that a Change in Control occurs within three (3) months following a Qualified Termination, any severance payments and benefits to be provided to the Executive under Section 5(b) will be reduced by any amounts that already were provided to the Executive under Section 5(a).
(d)
Termination for Cause, Death or Disability; Voluntary Resignation without Good Reason. If Executive’s employment with the Company terminates voluntarily by Executive for any reason (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect and subject to any conditions set forth by the Company as to the receipt of such severance benefits.

6.
Conditions to Receipt of Payments; No Duty to Mitigate.
(a)
Separation Agreement and Release of Claims. The receipt of any payments or benefits pursuant to Section 5 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.
(b)
Limitation on Payments.

(i) In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6(b), would be subject to the excise tax imposed by Section 4999 of the Code, then your payments and benefits under this Agreement or other payments or benefits (the “280G Amounts”) will be either:

(x) delivered in full, or

(y) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in your receipt on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

(ii) Reduction Order. In the event that a reduction of 280G Amounts is being made in accordance with this Section 6(b), the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(1) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(2) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);

(3) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and

(4) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will Executive have any discretion with respect to the ordering of payments or benefits.

(iii) Firm. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6(b) will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 7(b), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs and make all payments for the Firm’s services relating to any calculations contemplated by this Section 6(b).

(c)
Section 409A.
(i)
Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.
(ii)
Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
(iii)
Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv)
Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
(v)
Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
(vi)
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless Executive (or any other person) for any taxes or costs that may be imposed on or incurred by Executive (or any other person) as a result of Section 409A.
(d)
Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 8).
(e)
No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
7.
Definitions.
(a)
Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.
(b)
Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) the assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason;” (ii) a material reduction of Executive’s Base Salary (in other words, a reduction of more than 10% of Executive’s Base Salary in any one year); (iii) a material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility that is more than fifty (50) miles from Executive’s current location); and (iv) the failure of the Company to obtain assumption of this Agreement by any acquirer or successor. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.
(c)
Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
8.
Confidential Information. Executive agrees to abide by the terms of the Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”) entered into on or about the Effective Date.
9.
Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities.

The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.
10.
Representation of the Executive. The Executive represents and warrants to the Company that:
(a)
The Executive is not, as of the Effective Date, currently employed or engaged as an independent contractor with any other entity, and Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.
(b)
The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.
11.
Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
12.
Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Viracta Therapeutics, Inc.

2533 South Coast Highway 101, Suite 210

Cardiff, CA 92007

Attn: Chief Executive Officer

If to Executive:

Melody Burcar

8058 Paseo Avellano

Carlsbad, CA 92009

13.
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.
14.
Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, will be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.
15.
Integration. This Agreement, together with the Company’s 2016 Equity Incentive Plan, the Confidential Information Agreement, and the other equity documents referred to herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
16.
Modification: Waiver of Breach. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Board or its designee. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
17.
Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
18.
Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
19.
Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
20.
Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
21.
Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, each of the parties has executed this Agreement (in the case of the Company, by a duly authorized officer or director), effective as of the Effective Date.

COMPANY:

VIRACTA THERAPEUTICS, INC.

/s/ Daniel Chevallard

By: Daniel Chevallard

Title: COO & CFO

EXECUTIVE:

/s/ Melody Burcar

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

VIRACTA THERAPEUTICS, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) by and between Viracta Therapeutics, Inc. (the “Company”) and Melody Burcar (“Executive”) is effective as of March 18, 2024.

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, effective as of September 30, 2022 (the “Original Agreement”); and

WHEREAS, the Company and Executive desire to amend the Original Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

22.
Section 5 of the Original Agreement. Section 5 of the Original Agreement is hereby amended and restated to read as follows:
(a)
Non-CIC Qualified Termination. If the Company terminates Executive’s employment with the Company outside of the Change in Control Period (as defined below) other than for Cause (as defined below), death or Disability (as defined in the Company’s 2021 Equity Incentive Plan (the “Plan”)), or Executive resigns from Executive’s employment with the Company for Good Reason (as defined below) (such a termination, a “Qualified Termination”), then, subject to Section 6, Executive will be entitled to the following:
(i)
continued payment of Executive’s annual Base Salary, at the level in effect immediately prior to Executive’s termination date, for a period of nine (9) months following the date of the Qualified Termination, with the first payment paid on the first Company payroll date following the effective date of the Release (as defined below) (and to include any amounts that otherwise would have been paid between the termination date and the payment date);
(ii)
reimbursement by the Company for the cost of premiums for Executive and Executive’s covered dependents, if any, for group health insurance continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to nine (9) months following Executive’s termination of employment (the “COBRA Premium Reimbursement”), provided that (x) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (y) such COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Executive a taxable payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the month of the termination date and continue for the period of months indicated in this section;

(iii)
payment of any earned but unpaid target bonus with the payment paid on the first Company payroll date following the effective date of the Release; and
(iv)
acceleration of vesting of the portion of your any stock options or other equity award granted by the Company that are subject only to time-based vesting requirements to the extent that such equity would have vested had your employment with the Company continued until the day that is nine (9) months following the termination date.
(b)
CIC Qualified Termination. Upon a Qualified Termination occurring during the period beginning three (3) months prior to a Change in Control (as defined in the Plan) and ending twelve (12) months following a Change in Control (the “Change in Control Period”) Period, then, subject to Section 7, Executive will be entitled to the following:
(i)
a lump sum payment equal to nine (9) months of Executive’s annual Base Salary, at the level in effect immediately prior to Executive’s termination date, paid on the first Company payroll date following the effective date of the Release;
(ii)
a lump sum payment equal to seventy-five percent (75%) of Executive’s target bonus for the year in such the Qualified Termination occurred, paid on the first Company payroll date following the effective date of the Release;
(iii)
COBRA Premium Reimbursement for up to nine (9) months following Executive’s termination of employment, provided that (x) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (y) such COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Executive a taxable payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the month of the termination date and continue for the period of months indicated in this section; and
(iv)
one hundred percent (100%) of the unvested portion of any stock options or other equity award held by Executive that remain outstanding as of immediately prior to the date of such Qualified Termination shall immediately vest and become exercisable (but, in no case, will more than 100% of the shares subject to any award vest and become exercisable); provided, however, that any stock options or other equity award held by Executive that, at any time such equity award is outstanding, is subject to performance-based vesting, will vest assuming target performance. For purposes of clarity, any stock options or other equity award held by Executive as of any Qualified Termination not within the Change in Control Period will remain outstanding for three (3) months following such Qualified Termination in order to give effect to this provision.
(c)
Non-Duplication of Payment or Benefits. For purposes of clarity, in the event that a Change in Control occurs within three (3) months following a Qualified Termination, any severance payments and benefits to be provided to the Executive under Section 6(b) will be reduced by any amounts that already were provided to the Executive under Section 6(a).

(d)
Change in Control. Upon a Change in Control (as defined in the Stock Plan), then 50% of the unvested portion of any stock options or other equity award held by Executive that remain outstanding as of immediately prior to such Change in Control shall immediately vest and become exercisable.
(e)
Termination for Cause, Death or Disability; Voluntary Resignation without Good Reason. If Executive’s employment with the Company terminates voluntarily by Executive for any reason (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect and subject to any conditions set forth by the Company as to the receipt of such severance benefits
23.
Miscellaneous. This Amendment shall be and is hereby incorporated in and forms a part of the Original Agreement. All other terms and provisions of the Original Agreement shall remain unchanged except as specifically modified herein. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. This Amendment may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment (in the case of the Company, by a duly authorized officer or director), effective as of the date set forth above.

COMPANY:

VIRACTA THERAPEUTICS, INC.

/s/ Mark Rothera

By: Mark Rothera

Title: Chief Executive Officer

EXECUTIVE:

/s/ Melody Burcar

Name: Melody Burcar

[SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT]